AMENDMENT TO
                    SEPARATION AGREEMENT AND GENERAL RELEASE
                    ----------------------------------------

                  BY THIS AGREEMENT YOU GIVE UP CERTAIN RIGHTS.
               PLEASE CONSULT WITH AN ATTORNEY BEFORE YOU SIGN IT.

     This Amendment is made as of October 6, 2000 by and between Edward J. Quilty ("Employee," "You" or "Your") and Palatin Technologies, Inc. (the "Company," "We" or "Our").

     WHEREAS, the Company and Employee are parties to that certain Separation Agreement and General Release, dated as of June 13, 2000 (the "Agreement"); and

     WHEREAS, the Company and Employee desire to amend the Agreement as set forth below.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

     1. DEFINITIONS. Terms defined in the Agreement and not otherwise defined herein are used herein with the meanings so defined.

     2. AMENDMENT TO SECTION 2(D) OF THE AGREEMENT. Section 2(d) of the Agreement is amended to read in its entirety as follows:

                  "(d) All options previously granted to you will vest and will be exercisable for four (4) years after the Effective Date (as defined in Paragraph 6, below). You hereby agree that with respect to shares of Common Stock currently owned by you and options and shares of Common Stock issuable upon exercise of options currently owned by you (collectively, the "Shares"), you will only sell, transfer or otherwise dispose of the Shares on any one (1) day in an amount not to exceed the greater of (i) 5,000 Shares or (ii) ten percent (10%) of the trading volume for the day immediately preceding the sale, transfer or disposition of the Shares. The volume restriction, contained in the preceding sentence, for the sale, disposition or transfer of the Shares shall continue in effect during the period commencing upon the date of this Amendment and ending upon the date Employee has sold, disposed of or transferred all of the Shares."

     3. AMENDMENT TO SECTION 2(E) OF THE AGREEMENT. Section 2(e) of the Agreement is amended to read in its entirety as follows:

                  "(e) We will file a registration statement by a date no later than December 31, 2000 to register the Shares; provided, however, any Shares which are already subject to an effective registration statement shall not be included in such registration statement."

     4. EFFECT OF AMENDMENT. On and after the date hereof, each reference in the Agreement to "this Agreement, "hereunder," "hereof" or words of like import referring to the Agreement shall mean and be a reference to the Agreement as amended hereby. The Agreement, as amended hereby, is and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed.

     5. LEGAL REVIEW. Employee acknowledges that he has carefully read and considered this Amendment and has reviewed this Amendment with legal advisors of his choice. Employee understands that by signing this Amendment he is RELEASING legal claims and WAIVING certain rights. Employee is freely and voluntarily consenting to all the terms of this Amendment and fully understands the effects of the provisions of this Amendment .


IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

PALATIN TECHNOLOGIES, INC.


By:__________________________
   Name:  Carl Spana
   Title: Interim Chief Executive Officer and President



EDWARD J. QUILTY


_______________________
Edward J. Quilty




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